Exhibit 21.1
				Subsidiaries of Pacific Softworks

Name					                            Incorporation	        	DBA
Network Research Corp. Japan, Ltd.		 Japan			              None
iApplianceNet.com, Inc.			           California		          None
Pacific Acquisition Corporation	     California	      Pacific Softworks
Pacific Softworks Eurpope Limited	   United Kingdom       	None